Exhibit 99.1

Contact:	Kim Detwiler Vice President, Corporate Communications Univest Corporation 215-721-8396 detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest Corporation Announces Executive Promotions

SOUDERTON, Pa., — January 7, 2011 – The board of directors of Univest Corporation (NASDAQ: UVSP) today announced the promotions of Jeffrey M. Schweitzer, CPA to senior executive vice president of Univest Corporation and Univest National Bank and Trust Co., and Kenneth D. Hochstetler to senior executive vice president of Univest National Bank and Trust Co. Schweitzer will remain CFO of both the Corporation and the Bank. Hochstetler will remain president of Univest Insurance, Inc. and Univest Investments, Inc.; and senior executive vice president of Univest Corporation.

Schweitzer joined Univest in October 2007 as executive vice president and CFO for Univest Corporation and Univest National Bank. He has more than 15 years of experience in the financial services industry. In addition to managing financial risks, record-keeping initiatives developing and implementing strategic financial plans and overseeing various support functions, he will now oversee several lines of business in his new role. His areas of responsibility include: Univest Capital, Inc., mortgage banking, finance and accounting, information technology and operations, property management and treasury services.

Hochstetler has nearly 25 years of experience in the financial services industry with 19 of them at Univest. In his expanded role, he is responsible for overseeing consumer strategy and delivery, which includes Univest National Bank’s 32 financial service centers and online suite of solutions. In addition to this new responsibility, Hochstetler will continue to develop and implement strategic priorities to strengthen the integrated platform of services for the non-bank subsidiaries and lines of business including insurance, investments, wealth management and trust.

In addition to their responsibilities at Univest, both Schweitzer and Hochstetler share their expertise by volunteering for several nonprofit organizations and industry associations in the local community. Schweitzer is on the Board of Directors of the Montgomery County Lands Trust and also the North Penn and Indian Valley Boys and Girls Club.  Additionally he serves on the steering committee for PerkUp of the Upper Perkiomen Valley. Hochstetler serves as chairman of Univest Foundation and the Souderton Industrial Development Authority and on the Boards of Directors of Goshen College, Pennsylvania Bankers Association’s PBA Service Corporation and Microvest Capital Management as well as the Capital Campaign Committee for The PEAK Center of Lansdale.

“Jeff and Ken have played important roles in the success of Univest Corporation and our traditional and nontraditional subsidiaries during some of the toughest years in recent history for our industry,” said William S. Aichele, chairman, president and CEO of Univest Corporation. “I am confident in their leadership and ability to consistently manage the business with focus and discipline while keeping our mission, vision and core values as their guides, to grow at a steady and stable pace for the long term.”

About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties.   For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.